Exhibit 99.1

QHSLab, Inc. Welcomes Dr. Juan D. Oms, MD, FAPA, as Medical Advisor for Psychiatry and Behavioral Health

WEST PALM BEACH, FL, October 22, 2024 (GLOBE NEWSWIRE) — QHSLab, Inc. (the “Company”) (OTCQB: USAQ), a leader in digital health and point-of-care technologies designed to empower clinicians with proactive, value-based healthcare solutions, is pleased to announce the addition of Dr. Juan D. Oms, a board-certified psychiatrist with extensive expertise in behavioral health and substance use disorders, as a medical advisor. Dr. Oms will provide strategic guidance in integrating advanced digital healthcare solutions to support the mental health and substance misuse and/or abuse needs of patients in primary care settings.

Dr. Oms completed his medical degree at the Autonomous University of Guadalajara in Jalisco, Mexico, followed by residency training in Psychiatry at Jackson Memorial Hospital in Miami, in association with the University of Miami and the VA Medical Center. He is a Diplomate of the American Board of Psychiatry and Neurology and completed a fellowship in Forensic Psychiatry and a Fellow of the American Psychiatric Association. Over the course of his career, Dr. Oms has developed specialized interests in substance use disorders, serving as Medical Director at several facilities, including Miami Outpatient Detox, where he led the integration of comprehensive outpatient substance use treatment services.

Dr. Oms has also made significant contributions to academic psychiatry, serving as Chairman and Program Director of the Psychiatry Residency Southern Winds Hospital. In addition, he has held various academic appointments as Assistant Clinical Professor at FIU College of Medicine, Saint George University, Ross University School of Medicine, and American University of the Antilles. His commitment to education and innovative patient care continues as he serves in various leadership roles, including Director of Psychiatry at Ketamine Health Centers, where he pioneered treatments for resistant depression and contributed to clinical research.

Since joining Jackson Behavioral Health in 2020, Dr. Oms has played a key role in developing a co-occurring substance use and mental health inpatient unit and streamlining tele-psychiatric consult services across the Jackson Memorial Hospital System. His expertise in blending traditional and innovative treatment methods aligns with QHSLab’s mission to empower physicians through digital health solutions that improve patient outcomes and enhance practice efficiency.

“We are excited to have Dr. Oms join QHSLab as we expand our offerings in mental health and behavioral health solutions,” said Troy Grogan, President and CEO of QHSLab. “His extensive experience and leadership in psychiatry and substance use disorders will greatly benefit our mission to integrate advanced, AI-driven healthcare solutions into primary care settings.”

Since joining QHSLab, Dr. Oms has actively contributed to projects evaluating digital therapeutic interventions for mental health and chronic pain. These include longitudinal studies assessing the impact of QHSLab’s platform on reducing depression (PHQ-9) and anxiety (GAD-7) scores in primary care patients. Early findings from these studies show significant reductions in depression and anxiety symptoms, particularly in patients with severe depression, highlighting the potential for digital health tools to provide accessible, non-pharmacological treatment options.

Dr. Oms has also been integral to the success of the Painless series—a digital health initiative designed to help patients manage chronic pain through cognitive-behavioral strategies and health journeys. These efforts align with QHSLab’s broader goal to integrate mental health solutions into primary care practices, offering both lifestyle modifications and mental health support for patients with comorbid conditions. The research mentioned above is part of two scientific abstracts submitted to the American Psychiatric Association Annual Meeting.

“Dr. Oms’s expertise, background in academia, and dedication to both mental health and digital innovation bring a wealth of knowledge to QHSLab,” said Marcos A. Sanchez-Gonzalez, MD, PhD,. VP of Medical & Scientific Affairs at QHSLab. “We are thrilled to have him on board as he actively contributes to advancing our digital health initiatives. His work will play a pivotal role in expanding our capabilities in behavioral health and chronic care management, ultimately improving patient outcomes in primary care settings and beyond.”

QHSLab, Inc. continues to push the boundaries of digital healthcare, and Dr. Oms’s insights will help accelerate the company’s growth in behavioral health services, allowing primary care physicians to better assess, monitor, and manage mental health conditions in the patients they serve.

For more information about QHSLab and its digital health solutions, please visit qhslab.com/research.

About QHSLab, Inc.

QHSLab, Inc. (OTCQB: USAQ) is a medical device company providing digital healthcare solutions and point-of-care-diagnostic tests to primary care physicians. Digital healthcare allows doctors to assess patient responses quickly and effectively using advanced artificial intelligence algorithms. Digital healthcare can also remotely monitor patients’ vital signs and evaluate the effects of prescribed medicines and treatments on patients’ health through real-time data transferred from patient to doctor. QHSLab, Inc. also markets and sells point-of-care, rapid-response diagnostic tests used in the primary care practice. QHSLab, Inc.’s products and services are designed to help physicians improve patient monitoring and medical care while also improving their revenues.

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products, and potential future results and acquisitions are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates,’ ‘targets,’ ‘expects,’ or ‘intends,’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the inherent discrepancy in actual results from estimates, projections, and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Olivia Giamanco

QHSLab, Inc.

(929) 379-6503

ir@usaqcorp.com

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